As filed with the Securities and Exchange Commission on December 30, 2009

Registration No. 333-134150

U.S.  SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
________________

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM SB-2 ON FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RED MILE ENTERTAINMENT, INC.
(Name of small business issuer in its charter)

Delaware	7372	20-4441647
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

223 San Anselmo Way #3 San Anselmo, CA 94960 415-339-4240
 (Address and telephone number of principal executive offices)

223 San Anselmo Way #3
San Anselmo, CA 94960
415-339-4240
(Address of principal place of business)

Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington, Delaware 19808
 (Name, address and telephone number of agent for service)

With copy to:

Bullivant Houser Bailey PC
601 California Street, Suite 1800
San Francisco, CA 94108
(415) 352-2700

Approximate date of proposed sale to the public:
Not Applicable

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☑

DEREGISTRATION OF UNSOLD SECURITIES

Pursuant to a Registration Statement on Form SB-2/Amendment No. 3 (File No. 333-134150) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on August 3, 2006 by Red Mile Entertainment, Inc. (the “Company”) and declared effective on August 11, 2006 by the SEC, the Company registered the resale or other disposition of up to 27,098,742 shares of the Company’s common stock, $.01 par value per share (the “Shares”), by certain stockholders of the Company.  The Shares were registered to permit resales of such Shares by selling stockholders, as named in the Registration Statement, who acquired the Shares in connection with the Company’s private placement transactions, each of which was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) of the Securities Act, and completed prior to the filing of the Registration Statement.

The Company is seeking to deregister all Shares that remain unsold under the Registration Statement as of the date hereof because the Company no longer has an obligation to keep the Registration Statement effective.  Pursuant to the undertaking of the Company as required by Item 512(a)(3) of Regulation S-K, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister all remaining unsold Shares registered pursuant to the Registration Statement which would have otherwise remained available for sale under the Registration Statement as of the date hereof.  This Post-Effective Amendment No.1 will also serve to terminate the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Anselmo, State of California, on the 30th day of December, 2009.

RED MILE ENTERTAINMENT, INC. Delaware Corporation /s/ Simon Price
Dated: December 30, 2009	By: Simon Price Its: Chief Executive Officer and Chief Financial Officer (Principal Executive Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ Simon Price
Dated: December 30, 2009	Simon Price, Chief Executive Officer and Chief Financial Officer (Principal Executive Officer and Principal Accounting Officer)

/s/ Chester Aldridge
Dated: December 30, 2009	Chester Aldridge, Chairman of Board of Director

/s/ Geoffrey Heath
Dated: December 30, 2009	Geoffrey Heath, Director